Exhibit 4.7

CLEAR SPRING LIFE INSURANCE COMPANY

WRITTEN CONSENT IN LIEU OF A MEETING OF THE

BOARD OF DIRECTORS

MARCH 9, 2022

The undersigned, being all of the members of the Board of Directors of Clear Spring Life Insurance Company, a Texas Corporation (the “Corporation”), hereby take the following actions and adopt the following resolutions by written consent pursuant to Title 6, Chapter 841 of the Texas Insurance Code and under the Texas Business Organization Code, and the By-Laws of the Corporation:

Approval to Re-domesticate Clear Spring Life Insurance Company from the State of Texas to the State of Delaware

WHEREAS, management of the Corporation has determined that it would be in the best interests of Group 1001 Insurance Holdings, LLC to have its life insurance companies under a single domestic insurance regulator, namely, the Delaware Department of Insurance (the “Delaware Department”).

WHEREAS, the Board of Directors of the Corporation (the “Board”) has determined that it is in the best interests of the Corporation and its sole stockholder, Guggenheim Life and Annuity Company (the “Shareholder”), to effectuate the re-domestication to the State of Delaware.

NOW, THEREFORE BE IT RESOLVED, that the re-domestication of the Corporation from Texas to Delaware is hereby approved in all respects and recommended to its sole shareholder, Guggenheim Life, for its approval.

FURTHER RESOLVED, that the officers of the Corporation or any of them acting alone be, and each hereby is, authorized in the name and on behalf of the Corporation to prepare, sign and file, or cause to be filed, with any applicable federal, state, or local supervisory body, all applications, requests for approval, consents, interpretations, or other determinations, notices and other information and documents, and any modifications or supplements thereto, as may be necessary or convenient in connection with the re-domestication of the Corporation and the transactions contemplated thereby, together with all agreements and other information and documents required or appropriate and any publications required in connection therewith.

Approval of Name Change

WHEREAS, the Board has determined that changing the name of the Corporation is in the best interests of the Corporation and management has selected “Gainbridge Life Insurance Company” as the Corporation’s new name; and

WHEREAS, the Board wishes to recommend to the Shareholder that such name change be approved;

NOW THEREFORE BE IT:

RESOLVED, that the Board hereby approves, adopts and confirms the change of the Corporation’s name to “Gainbridge Life Insurance Company” and recommends such name change to the Shareholder for its approval.

FURTHER RESOLVED, that the officers of the Corporation are hereby severally authorized (a) to sign, execute, certify, verify, acknowledge, deliver, accept, file, and record any and all instruments, forms and documents, and (b) to take, or cause to be taken, any and all such action, in the name and on behalf of the Corporation, as (in such officer’s judgment) shall be necessary, desirable or appropriate in order to effect the purposes of the foregoing resolutions.

Separate Accounts and Related Agreements

WHEREAS, the directors of the Corporation have determined that it is desirable for the Corporation to establish and administer one or more separate accounts (collectively, the “Accounts” and each individually an “Account”), pursuant to Section 1152 of the Texas Insurance Code, as amended, for funds attributable to variable annuity or registered index-linked annuity contracts issued by the Corporation and, in connection with the Accounts, take the following actions:

NOW, THEREFORE, IT IS:

RESOLVED, that the establishment and administration of one or more Accounts is hereby approved, confirmed and ratified in all respects and further resolved that each of the officers of the Corporation be, and each hereby is, authorized and directed to take all such further actions, and to execute, deliver and file all such further instruments and documents in the name and on behalf of the Corporation, and to pay all such fees and expenses, and to take all such other actions, which shall in such officer’s judgment be necessary, proper or advisable in furtherance of the foregoing;

FURTHER RESOLVED, that the income, gains, and losses, realized and unrealized, for assets allocated to an Account shall be credited to or charged against the Account, without regard to other income, gains, or losses of the Corporation;

FURTHER RESOLVED, that, unless provided otherwise under policies carrying an interest in the assets of an Account, that portion of the assets of an Account equal to the reserves and other policy liabilities with respect to such Account shall not be chargeable with liabilities arising out of any other business the Corporation may conduct;

FURTHER RESOLVED, that, without limiting the foregoing, the officers of the Corporation are further authorized and directed to (i) determine the designation of each Account and from time to time change its designation as they deem necessary or desirable; (ii) allocate to an Account amounts to provide for variable annuity or registered index-linked annuity contracts (including benefits incidental thereto) payable in fixed or variable amounts, or both, consistent with applicable law; (iii) if they deem it necessary or desirable, register or deregister any Account as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and to register or deregister any interests in an Account as securities under the Securities Act of 1933, as amended (the “1933 Act”), and take all actions necessary to comply with the 1933 Act, the 1940 Act and other applicable law; (iv) establish an investment policy for each Account, designate investment companies, funds, managed accounts, or investments into which the assets of an Account will be invested and reinvested, establish one or more subaccounts within an Account to which net premiums or other amounts paid under variable annuity or registered index-linked annuity contracts will be allocated in accordance with instructions received from policy owners, and invest the assets of each subaccount in such investment companies, funds, managed accounts or investments as the officers deem appropriate; (v) deposit such amount in an Account or in each subaccount thereof as may be necessary or desirable to facilitate the Account’s operations and transfer funds from time to time between the Corporation’s general account and an Account as the officers deem necessary or desirable and consistent with applicable law and the terms of the variable annuity or registered index-linked annuity contracts carrying an interest in the Account assets; (vi) as they deem necessary or desirable, combine any Account with any other Account, combine any subaccount with any other subaccount, and eliminate any Account or subaccount, all as consistent with applicable law and the terms of the variable annuity or registered index-linked annuity contracts carrying an interest in the assets of such Accounts; (vii) adopt such Standards of Suitability for Variable Annuity Products and other contracts, policies and standards as they deem necessary or appropriate; (viii) do or cause to be done all things they deem necessary or desirable to comply with or obtain exemptions from, federal, state or local laws that may be applicable to the issuance and sale of variable annuity or registered index-linked annuity contracts by the Corporation; and (ix) execute and deliver such instruments, enter into such agreements, and to take all such other actions as they deem necessary or desirable to facilitate the establishment and administration of any Account or subaccount, to comply with applicable federal, state or local laws, and otherwise to accomplish the purposes of the resolutions set forth herein, including entering into selling agreements, investment management agreements, advisory agreements, custody agreements and other agreements as necessary or desirable.

FURTHER RESOLVED, that the Standards of Suitability for Variable Annuity Products, substantially in the form attached hereto as Exhibit A, are hereby approved, confirmed, and ratified in all respects.

FURTHER RESOLVED, that the Standards of Conduct for the Purchase and Sale of Separate Account Investments, substantially in the form attached hereto as Exhibit B, shall replace any former Standards of Conduct for the Purchase and Sale of Separate Account Investments and are hereby approved, confirmed, and ratified in all respects.

FURTHER RESOLVED, that the officers of the Corporation are authorized to make such filings with state insurance departments, including in order to become authorized to conduct business and/or to seek new lines of authority, as they shall deem necessary, proper, or advisable in furtherance of the foregoing.

Variable Annuity and Registered Index-Linked Annuity Contracts

FURTHER RESOLVED, that this Board of Directors hereby confirms, approves, and ratifies, and the officers of the Corporation are hereby authorized and directed, in the name and on behalf of the Corporation, to implement a program providing for issuance of variable annuities and registered index-linked annuities generally on the terms described to this Board of Directors, including that such policies shall be delivered in such states as determined from time to time by the officers of the Corporation. Without limiting the foregoing, the officers of the Corporation are authorized to take all such acts as they deem necessary or appropriate in furtherance of such program, including but not limited to retaining insurance producers and agents, broker-dealers, underwriters, actuarial consultants, administrative service providers and other consultants and service providers; obtaining such licenses and regulatory approvals as they deem necessary or appropriate to conduct the program; and establishing such internal policies and procedures and compliance programs as they deemed necessary or appropriate to ensure compliance with applicable law and/or an orderly operation of such program.

General

FURTHER RESOLVED, that any and all actions heretofore or hereafter taken by the Corporation’s officers relating to and within the terms of the foregoing resolutions be, and hereby are, ratified and confirmed as the acts of the Corporation.

FURTHER RESOLVED, that any and all more specific resolutions required to be adopted to effectuate the foregoing be, and hereby are, adopted as if set forth herein in full.

FURTHER RESOLVED, that this Consent may be executed in counterparts, which taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Consent of Clear Spring Life Insurance Company as of the date first written above.

/s/ Dennis A. Cullen
Dennis A. Cullen

/s/ Ryan T. Cloud
Ryan T. Cloud

/s/ James D. Purvis
James D. Purvis

/s/ Curtis P. Steger
Curtis P. Steger

/s/ Daniel J. Towriss
Daniel J. Towriss

EXHIBIT A

STANDARD OF SUITABILITY FOR VARIABLE ANNUITY PRODUCTS

CLEAR SPRING LIFE INSURANCE COMPANY

STANDARDS OF SUITABILITY FOR VARIABLE ANNUITY PRODUCTS

These Standards of Suitability for Variable Annuity Products (“Standards”) shall govern the marketing and sale of all variable annuity contracts by Clear Spring Life Insurance Company (“CSLIC”).

I.	Policy

CSLIC may issue variable annuity contracts on the basis of (1) recommendations made by CSLIC-appointed producers or (2) direct response solicitations where no recommendation is made by CSLIC or a CSLIC producer based on information collected from the applicant.

Where a CSLIC producer is consulted, no recommendation shall be made to an applicant to purchase a variable annuity contract and no variable annuity contract shall be issued by CSLIC on the basis of such recommendation in the absence of reasonable grounds for believing that the purchase of such policy is (1) suitable for the applicant on the basis of information furnished after reasonable inquiry of the applicant concerning the applicant’s insurance and investment objectives, financial situation and needs, including any applicable suitability information, and any other information known to CSLIC or the producer making the recommendation and (2) otherwise in compliance with applicable law.

II.	Producers

CSLIC shall market and sell variable annuity products in compliance with applicable law through (1) a direct-to-consumer digital platform, (2) licensed broker-dealers, and (3) any other appropriate distribution channel that may become commercially available.

III.	Sanctions

Failure of any CSLIC employee or producer to adhere to these Standards shall be grounds for sanction, including termination.

IV.	Miscellaneous

CSLIC’s officers may, from time to time, as they deem necessary or desirable, establish specific suitability standards for particular products that are consistent with these Standards.

EXHIBIT B

STANDARDS OF CONDUCT FOR THE PURCHASE AND SALE OF SEPARATE ACCOUNT INVESTMENTS

CLEAR SPRING LIFE INSURANCE COMPANY

STANDARDS OF CONDUCT FOR THE PURCHASE AND SALE OF

SEPARATE ACCOUNT INVESTMENTS

I.	General

The Board of Directors of Clear Spring Life Insurance Company (“CSLIC”) has adopted these Standards of Conduct For the Purchase and Sale of Separate Account Investments (these “Standards”) to identify and prohibit certain types of personal securities transactions that may create a conflict of interest on the part of CSLIC’s directors, officers, or employees (“Covered Persons”) in connection with their oversight or management of CSLIC’s separate accounts (the “Separate Accounts”) and to identify and prohibit fraudulent or misleading practices that are inconsistent with the duties of Covered Persons with respect to CSLIC and the owners and beneficiaries of the variable annuity contracts funding the Separate Accounts.

All Covered Persons who are involved in any way with the activities of the Separate Accounts should be wary of any potential conflicts between their duty of loyalty to CSLIC and their own financial interests, particularly with respect to their own investments and securities trading activities. In addition, Covered Persons should take care to preserve the confidentiality of CSLIC’s business affairs, including its business affairs relating to the Separate Accounts.

II.	Statement of General Principles

The following principles are the policy of CSLIC and the obligations of all Covered Persons:

1.     It is the duty of all Covered Persons at all times to place the interests of the owners and beneficiaries of CSLIC’s variable annuity contracts before their own interests.

2.     All personal securities transactions must be conducted in such a manner as to avoid any actual or potential conflict of interest or any abuse of a Covered Person’s position of trust and responsibility with respect to CSLIC and the owners and beneficiaries of CSLIC’s variable annuity contracts.

3.     Covered Persons must not take inappropriate advantage of their positions or the information they acquire in connection with their duties for CSLIC to the detriment of CSLIC or the owners or beneficiaries of CSLIC’s variable annuity contracts.

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III.	Prohibition Against Fraudulent or Misleading Practices

No Covered Person, in connection with the purchase or sale, directly or indirectly, or an investment held or to be acquired by a Separate Account shall:

1.     employ any device, scheme or artifice to defraud CSLIC, the owner or beneficiary of a CSLIC variable annuity contract, an applicant for a CSLIC variable annuity contract, an agent or service provider of CSLIC, or any fund participating in a Separate Account;

2.     make to CSLIC, an owner or beneficiary of a CSLIC variable annuity contract, an agent or service provider of CSLIC, or any fund participating in a Separate Account any untrue statement of a material fact or omit to state a material fact necessary to make a statement not misleading in light of the circumstances under which the statement is made;

3.     engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon CSLIC, the owner or beneficiary of a CSLIC variable annuity contract, an applicant for a CSLIC variable annuity contract, an agent or service provider of CSLIC, or any fund participating in a Separate Account; or

4.     engage in any manipulative practice with respect to CSLIC, the owner or beneficiary of a CSLIC variable annuity contract, an applicant for a CSLIC variable annuity contract, an agent or service provider of CSLIC, or any fund participating in a Separate Account.

IV.	Sanctions

If CSLIC determines that a violation of these Standards has occurred, it shall impose upon the violator such sanctions as it deems appropriate and, if the violation is deemed material, shall report the violation and sanction imposed to the Board of Directors. The sanctions that may be imposed include, without limitation, requiring a person to reverse an improper personal securities transaction and/or disgorge any profit realized, censure, imposition of restrictions on personal trading, fines, and termination of employment.

V.	Affiliates

CSLIC shall require all affiliates that are involved in the business of CSLIC’s separate accounts to maintain standards of conduct consistent with these Standards.

VI.	Miscellaneous

Any material amendments to these Standards shall be approved by the Board of Directors.

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The Board of Directors may from time to time adopt such interpretations of these Standards as it deems appropriate.

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